EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Alloy, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the following Registration Statements on Forms S-8 (Nos. 333-109788, 333-106382, 333-90681, 333-48372 and 333-144066) and the Registration Statements on Form S-3 (No. 333-134570, 333-144055 and 333-109786) of Alloy, Inc., of our reports dated April 10, 2008, relating to the consolidated financial statements, and the effectiveness of Alloy, Inc.’s internal control over financial reporting and financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP
New York, New York
April 15, 2008